Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated April 23, 2010

Registration No. 333-164491

Update to Preliminary Prospectus

Dated April 8, 2010 of Convio, Inc.

On April 23, 2010, the issuer, Convio, Inc., filed Amendment No. 5 to its Registration Statement on Form S-1 (File No. 333-164491) to include certain preliminary consolidated financial results for its first fiscal quarter ended March 31, 2010, and to update related disclosure previously provided in its preliminary prospectus dated April 8, 2010 (the “Preliminary Prospectus”) and described further below. A copy of the revised preliminary prospectus dated April 23, 2010 included in Amendment No. 5 to the Registration Statement can be obtained by following this hyperlink:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001407450&owner=exclude&count=40

This free writing prospectus includes only the changes to the revised Preliminary Prospectus, and you should read the entire Preliminary Prospectus carefully, including the section entitled “Risk Factors” and the financial statements and related notes, before deciding to invest in the securities described below.

The following information supplements the information contained in the Preliminary Prospectus.

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PROSPECTUS SUMMARY

Under the section entitled “Prospectus Summary – Our  Strategy” on page 3 of the preliminary prospectus included in Amendment No. 5 to the Registration Statement, we added the following Recent Developments section:

Recent Developments (Unaudited)

Three Months Ended March 31, 2010

Our consolidated financial statements for the quarter ended March 31, 2010, our first fiscal quarter, are not yet available. Our expectations with respect to our unaudited results for the period discussed below are based upon management estimates and are the responsibility of Convio. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to these preliminary financial data and, accordingly, does not express an opinion or any other form of assurance with respect thereto. This summary is not meant to be a comprehensive statement of our unaudited financial results for this quarter, and our actual results may differ from these estimates. We are providing the following preliminary results as of and for the quarter ended March 31, 2010:

• revenue of approximately $16.7 million;

• net income of approximately $182,000;

• cash and cash equivalents of approximately $16.2 million; and

• net cash provided by operating activities of approximately $451,000.

Internal Use Software and Website Development Costs

We capitalize costs to develop software for internal use incurred during the application development stage as well as costs to develop significant upgrades or enhancements to existing internal use software.  These costs are amortized on a straight-line basis over an estimated useful life of three years.  Costs incurred to improve or enhance our products in 2007, 2008 and 2009 were expensed as incurred as these costs did not qualify as significant upgrades or enhancements.  For the quarter ended March 31, 2010, we expect to capitalize approximately $225,000 of costs incurred to upgrade and enhance our internal use software.  Our capitalization of similar costs in future periods could cause our financial results to fluctuate and be more difficult to predict.

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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING Thomas Weisel Partners LLC at 1-415-364-2720 or Piper Jaffray at 1-800-754-4781.

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